Exhibit 99.1

MEDALLION FINANCIAL CORP. RESPONDS TO SEC ACTION

NEW YORK, N.Y. – December 29, 2021 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion Financial” or the “Company”), a finance company that originates and services loans in various consumer and commercial industries, issued the following statement today in response to a complaint filed by the U.S. Securities and Exchange Commission (“SEC”) alleging violations of federal securities laws. The related SEC investigation was previously referenced in the Company’s Forms 10-Q for the quarters ended June 30 and September 30, 2021.

We intend to vigorously defend against the SEC’s unfounded charges and are confident we will be completely vindicated. In the interim, we will continue to focus on growing our business, building on our recent record financial performance, and doing right by our shareholders and those with whom we do business.

We believe that none of the allegations in the SEC complaint gives rise to a securities violation and are confident that the full record will show that Medallion Financial Corp. and Andrew Murstein complied with the law.

The actions in question occurred five or more years ago at a time when short sellers were engaged in an online campaign to drive down the Company’s stock price for their personal profit by spreading misleading and disparaging information and misrepresenting its business. Medallion sought only to provide the market with an accurate understanding of its financial position and prospects and an appropriate and transparent valuation of Medallion Bank and its other assets.

The SEC’s attempt to mischaracterize Medallion’s good-faith efforts defies logic when the SEC does not even allege that the Company’s actions had any market impact whatsoever on the price of Medallion stock and Mr. Murstein has never sold a single share of Medallion stock.

Medallion and the Murstein family that founded it have provided life-changing opportunities over the past 50-plus years to underserved communities through loans to thousands of borrowers that other financial institutions turned away. Mr. Murstein has successfully led Medallion through numerous challenges, from the devastation of 9/11 through the continuing pandemic, and significantly diversified its business. The remarkable success of Medallion Bank since its formation in 2002 is a testament to Mr. Murstein’s ability to navigate the rapidly changing market for financial services.

About Medallion Financial Corp.

Medallion Financial Corp., primarily through its wholly owned subsidiary Medallion Bank, is a finance company that originates and services consumer loans and loans in various commercial industries. Medallion Financial Corp. has lent more than $9 billion since its initial public offering in 1996. For more information, please visit www.medallion.com.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com